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                                                                  Exhibit (a)(6)

                                 BILLSERV, INC.

                                  AMENDMENT TO
                OFFER TO EXCHANGE OUTSTANDING OPTIONS GRANTED TO
             ELIGIBLE EMPLOYEES UNDER BILLSERV, INC.'S 1999 EMPLOYEE
            COMPREHENSIVE STOCK PLAN AND TO ELIGIBLE DIRECTORS UNDER
                 BILLSERV, INC'S 1999 NON-EMPLOYEE DIRECTOR PLAN
                    HAVING AN EXERCISE PRICE OF $4.00 OR MORE

                         THE OFFER AND WITHDRAWAL RIGHTS
              EXPIRE AT 5:00 P.M., CENTRAL TIME, ON JUNE 11, 2002,
                 UNLESS THE OFFER IS EXTENDED BY BILLSERV, INC.



Dear Employee Or Director Option Holder:

As you are aware, Billserv, Inc. ("Billserv") commenced its stock option exchange program on May 10, 2002. Attached please find important supplemental information concerning the Offer to Exchange. Please download and review this supplemental information. In addition, if you have not already done so, please download and review the Offer to Exchange distributed by e-mail by Michael Long on May 10, 2002.

If you decide to tender to the Offer to Exchange, you must properly complete and submit the signature page to the Acceptance Letter NO LATER THAN 5:00 P.M., Central Time, TUESDAY, JUNE 11, 2002.

Please forward any questions you might have about the Offer to Exchange or the attached supplemental information to:

                                 Billserv, Inc.
                       Attention: Option Exchange Program,
                            c/o Marshall N. Millard,
              Senior Vice President, General Counsel and Secretary
                        211 N. Loop 1604 East, Suite 100
                            San Antonio, Texas 78212
                                 (210) 402-5030

Billserv, Inc.
JUNE 6, 2002